EX-99.1

SHOE CARNIVAL REPORTS THIRD QUARTER FISCAL 2020 RESULTS

Reports Record Quarterly Net Income, Diluted Net Income Per Share and Gross Profit

Reports Comparable Store Sales Increase of 0.9 Percent

FOR IMMEDIATE RELEASE

Evansville, Indiana, November 18, 2020 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of moderately priced footwear and accessories, today reported results for the third quarter and nine months ended October 31, 2020.

Third Quarter Highlights

•	Net sales were $274.6 million
•	Net income and diluted net income per share were all-time records of $14.7 million and $1.03 per share, respectively
•	Gross profit increased $3.0 million to a record $87.8 million and gross profit margin increased 110 basis points to 32 percent compared to the third quarter of fiscal 2019
•	Comparable store sales increased 0.9 percent, on top of a 3.5 percent comparable store sales increase in the third quarter of fiscal 2019
•	E-commerce sales increased over 150 percent compared to the third quarter of fiscal 2019
•	Membership in our Shoe Perks customer loyalty program approached 10 percent growth compared to the prior year bringing total membership in the program to nearly 26 million
•	Cash and cash equivalents were $46.7 million with no outstanding debt as of October 31, 2020

“Our strong fiscal third quarter results clearly demonstrated the strength and dedication of our team’s ability to execute on our strategic initiatives. We achieved same store sales growth and delivered the most profitable quarter in Shoe Carnival’s history, despite the extended back-to-school season. This would not have been possible without the hard work of our Shoe Carnival team members, our incredibly solid vendor partnerships, and dedicated customers,” commented Cliff Sifford, Shoe Carnival’s Vice Chairman and Chief Executive Officer.

“Our disciplined focus on financial flexibility and the strength of our business model continue to fuel our market leading performance notwithstanding the ongoing disruption caused by the global pandemic. We are excited about our market share gains in the quarter and believe our enduring competitive advantages position us for future growth,” concluded Mr. Sifford.

Third Quarter Financial Results

The Company reported net sales of $274.6 million for the third quarter, which was flat compared to the third quarter of fiscal 2019.  Comparable store sales increased 0.9 percent.  E-commerce sales increased over 150 percent and represented more than 13 percent of total sales in the third quarter of fiscal 2020.

Gross profit margin for the third quarter of fiscal 2020 increased to 32.0 percent compared to 30.9 percent in the third quarter of fiscal 2019. Merchandise margin increased 1.6 percent and buying, distribution and occupancy expenses increased 0.5 percent as a percentage of net sales compared to the third quarter of fiscal 2019.  The increase in merchandise margin was primarily due to lower promotional activity during the quarter.  The increase in buying, distribution and occupancy costs as a percentage of sales was primarily due to higher distribution expense.

Selling, general and administrative expenses for the third quarter of fiscal 2020 increased $1.0 million to $67.6 million.  As a percentage of net sales, these expenses increased to 24.7 percent compared to 24.3 percent in the third quarter of fiscal 2019.

Net income for the third quarter of fiscal 2020 was $14.7 million, or $1.03 per diluted share. For the third quarter of fiscal 2019, the Company reported net income of $13.7 million, or $0.94 per diluted share.

Nine Month Financial Results

Net sales for the first nine months of fiscal 2020 were $722.9 million compared to $796.7 million in the first nine months of fiscal 2019.  Comparable store sales decreased 8.8 percent for the first nine months of fiscal 2020.  The decrease in sales was due to temporary store closures in the first half of the year due to the global pandemic.

Net income for the first nine months of fiscal 2020 was $8.5 million, or $0.60 per diluted share, compared to net income of $39.4 million, or $2.66 per diluted share, for the first nine months of fiscal 2019.  Included in the first nine months of fiscal 2019 was a tax benefit of approximately $1.9 million, or $0.13 per diluted share, associated with the vesting of equity-based compensation that was recorded in the first quarter of fiscal 2019.

The gross profit margin for the first nine months of fiscal 2020 was 27.9 percent compared to 30.4 percent in the same period last year.  Selling, general and administrative expenses for the first nine months decreased $2.0 million to $190.5 million.  As a percentage of net sales, these expenses increased to 26.3 percent compared to 24.2 percent in the first nine months of fiscal 2019 primarily due to the deleveraging effect of lower sales.

Fiscal 2020 Earnings Outlook

We continue to closely monitor and manage the impact of the COVID-19 pandemic and take action to maintain financial flexibility and keep our employees and customers safe.  The COVID-19 pandemic is expected to continue to affect macroeconomic conditions and consumer spending in the retail sector.  Considerable uncertainty exists surrounding the impact the pandemic may have on the Company’s sales and operations for the remainder of the fiscal year, including during the peak holiday shopping period. As a result, the Company is not providing guidance for fiscal year 2020.

Store Openings and Closings

One new store was opened in the third quarter of fiscal 2020 and no stores were closed.  For the first nine months of fiscal 2020, the Company has opened three stores and closed 12 stores.  The Company expects a total of four store openings and 13 store closings during fiscal 2020 compared to one store opening and six store closings in fiscal 2019.

Share Repurchase Program

As of October 31, 2020, the Company had $43.1 million available for future repurchases under its share repurchase program. Due to the volatility this year, no shares have been repurchased in fiscal 2020, and the Company does not anticipate repurchasing any shares in fiscal 2020 but will continue to reevaluate further share repurchases on an ongoing basis.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the third quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering customers a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of November 18, 2020, the Company operates 383 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market, LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

Vice Chairman and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: the duration and spread of the COVID-19 outbreak, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on the operations of our stores, economic conditions, financial market volatility, consumer spending and our supply chain and distribution processes; general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; our ability to control costs and meet our labor needs in a rising wage environment; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our stores and our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net sales	$274,579	$274,645	$722,868	$796,676
Cost of sales (including buying, distribution and occupancy costs)	186,818	189,911	521,038	554,707
Gross profit	87,761	84,734	201,830	241,969
Selling, general and administrative expenses	67,598	66,584	190,530	192,537
Operating income	20,163	18,150	11,300	49,432
Interest income	(2)	(163)	(95)	(580)
Interest expense	119	34	293	155
Income before income taxes	20,046	18,279	11,102	49,857
Income tax expense	5,368	4,553	2,554	10,426
Net income	$14,678	$13,726	$8,548	$39,431
Net income per share:
Basic	$1.04	$0.95	$0.61	$2.71
Diluted	$1.03	$0.94	$0.60	$2.66
Weighted average shares:
Basic	14,090	14,404	14,057	14,544
Diluted	14,266	14,556	14,225	14,826

Cash dividends declared per share	$0.090	$0.085	$0.265	$0.250

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	October 31,	February 1,	November 2,
	2020	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$46,740	$61,899	$33,707
Accounts receivable	8,435	2,724	2,470
Merchandise inventories	274,264	259,495	298,002
Other	10,727	5,529	10,868
Total Current Assets	340,166	329,647	345,047
Property and equipment – net	63,434	67,781	69,147
Deferred income taxes	6,283	7,833	7,678
Other noncurrent assets	11,802	8,106	3,692
Operating lease right-of-use assets	201,658	215,007	222,148
Total Assets	$623,343	$628,374	$647,712

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$50,897	$60,665	$66,089
Accrued and other liabilities	25,346	18,695	22,052
Current portion of operating lease liabilities	48,984	43,146	42,481
Total Current Liabilities	125,227	122,506	130,622
Long-term portion of operating lease liabilities	179,335	194,108	202,138
Deferred compensation	14,600	13,345	13,220
Other	964	1,052	984
Total Liabilities	320,126	331,011	346,964
Total Shareholders’ Equity	303,217	297,363	300,748
Total Liabilities and Shareholders’ Equity	$623,343	$628,374	$647,712

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	October 31, 2020	November 2, 2019
Cash Flows From Operating Activities
Net income	$8,548	$39,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,034	12,652
Stock-based compensation	2,881	5,207
Loss on retirement and impairment of assets, net	2,427	767
Deferred income taxes	1,550	1,944
Non-cash operating lease expense	31,087	30,932
Other	494	1,111
Changes in operating assets and liabilities:
Accounts receivable	(5,711)	(1,251)
Merchandise inventories	(14,769)	(40,463)
Operating leases	(26,673)	(34,306)
Accounts payable and accrued liabilities	(2,544)	17,173
Other	(9,154)	(5,165)
Net cash provided by operating activities	170	28,032

Cash Flows From Investing Activities
Purchases of property and equipment	(10,083)	(15,081)
Other	194	8
Net cash used in investing activities	(9,889)	(15,073)

Cash Flow From Financing Activities
Borrowings under line of credit	24,903	20,000
Payments on line of credit	(24,903)	(20,000)
Proceeds from issuance of stock	152	148
Dividends paid	(3,856)	(4,466)
Purchase of common stock for treasury	0	(30,915)
Shares surrendered by employees to pay taxes on restricted stock	(1,736)	(11,040)
Net cash used in financing activities	(5,440)	(46,273)
Net decrease in cash and cash equivalents	(15,159)	(33,314)
Cash and cash equivalents at beginning of period	61,899	67,021
Cash and cash equivalents at end of period	$46,740	$33,707